Exhibit 99.1

 Valpey-Fisher Corporation to Purchase Assets of MF Electronics Corp.


    HOPKINTON, Mass.--(BUSINESS WIRE)--April 30, 2003--Valpey-Fisher Corporation (AMEX:VPF), announced today the signing of an Asset Purchase Agreement to acquire certain assets of MF Electronics Corp., located in New Rochelle, NY. The transaction is expected to close in 30 days. The Companies did not disclose financial details of the agreement.
    Michael J. Ferrantino, President and CEO of Valpey-Fisher said, "This acquisition is another step in executing our growth strategy. With the acquisition, Valpey-Fisher adds a new dimension to its portfolio of products, specifically in the high-reliability frequency segment. In addition, this acquisition will enable cross selling within our respective customer bases and will add to our sales backlog and leadership team. The MF Electronics operation will become a division of Valpey-Fisher. Over the next few months, we will be transitioning the MF operations to our plant located in Hopkinton, MA."
    "I am especially excited about the MF Electronics operation becoming part of Valpey-Fisher." Mr. Ferrantino said. "Both companies have a long history in the time and frequency control industry, however, each serves unique markets. Our cultures and philosophies match on customer service and commitment to the industry we serve."

    About MF Electronics

    MF Electronics was founded in 1956 in New York City, originally designing and manufacturing electronic projects for the US Military. During its 47-year history, the company has continued to serve its military customers and its largest customers currently include commercial and industrial electronic OEMs worldwide. The company is a leader in the design and manufacture of frequency control products - components that control the timing of electronic devices, from calculators to data networking equipment to supercomputers. Additional information about MF Electronics can be found on www.mfelectronics.com.

    About Valpey-Fisher Corporation

    Valpey-Fisher specializes in providing crystal and oscillator-timing devices to a variety of markets including computer, networking, telecommunications, wireless, military and medical and also produces a variety of ultrasonic transducers for the scientific, industrial and medical markets. Additional information about Valpey-Fisher Corporation can be found on www.valpeyfisher.com.

    Safe Harbor Statement: Some of the information may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements are only predictions and that actual events or results may differ materially. We refer you to Valpey-Fisher Corporation's most recent Form 10-K filed with the Securities and Exchange Commission. This document contains and identifies important factors that could cause the actual results to differ materially from those contained in our projections or forward looking statements. Valpey-Fisher Corporation expressly assumes no obligation to update any such forward-looking statements.



    CONTACT: Valpey-Fisher Corporation
             Michael J. Kroll, 508/435-6831 ext. 600